FORM 8-K
BACKGROUND RELATED TO TAXABLE REIT SUBSIDIARY TRANSACTIONS.
ITEM 2. ACQUISITIONS OR DISPOSITIONS OF ASSETS
BMC Transaction.
ITEM 5. OTHER EVENTS
Meristar Transaction.
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
Boykin Lodging Company Pro Forma Financial Information
Pro Forma Condensed Consolidated Statement of Income For the Nine Months Ended September 30, 2001
Pro Forma Condensed Consolidated Statement of Income For the Year Ended December 31, 2000
Notes to Pro Forma Condensed Consolidated Statements of Income
Exhibit 23.1 - Consent of Independent Auditors
Exhibit 99.1 - Company Press Release
Exhibit 99.2 - Master Contribution Agreement
Exhibit 99.3 - Form of Hotel Management Agreement
Exhibit 99.4 - Amend. to Shareholder Rights Agrmt
Exhibit 99.5 - Registration Rights Agreement
Exhibit 99.6 - 2nd Amend to Agrmt of Ltd Prtnershp

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report:	January 1, 2002
(Date of earliest event reported)

Boykin Lodging Company
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-11975	34-1824586
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio	44115
(Address of Principal Executive Offices)	(Zip Code)

(216) 430-1200
(Registrant’s telephone number, including area code)

BACKGROUND RELATED TO TAXABLE REIT SUBSIDIARY TRANSACTIONS

The Work Incentives Improvement Act of 1999 (“REIT Modernization Act”) amended the tax laws to permit real estate investment trusts (“REIT”), like Boykin Lodging Company, to lease hotels to a subsidiary that qualifies as a taxable REIT subsidiary (“TRS”) as long as the TRS engages an independent hotel management company to operate those hotels under a management contract. Effective January 1, 2002, we implemented this structure for our properties we previously leased to Boykin Management Company Limited Liability Company (“BMC”) and Meristar Hotels and Resorts, Inc. (“Meristar”). We now have all but two of our 33 hotel properties under the TRS structure.

We believe that the new TRS structure will make us more profitable in the long run, will align the interests of our operators with ours, and will allow us to benefit from things like expense management initiatives which we could implement and monitor more closely. In addition, we believe that our flexibility has been significantly enhanced because the new management agreements with BMC and Meristar are terminable by us without penalty (i.e., upon a sale of the property), whereas the previous percentage leases provided for significant termination penalties.

We expect to record an approximate $15 million primarily non-cash charge to earnings for the quarter ended December 31, 2001 relating to the acquisition and termination of the percentage leases described below and the related transaction costs. We also expect that the transactions will reduce our earnings and Funds From Operations (“FFO”) per share for 2002, however, if the TRS benefits described above are realized, the transactions should result in increased earnings and FFO per share in the future.

ITEM 2. ACQUISITIONS OR DISPOSITIONS OF ASSETS

BMC Transaction.

Acquisition of Lessees:

Effective on January 1, 2002, our operating partnership Boykin Hotel Properties, L.P. (the “Partnership”), acquired 16 subsidiaries of BMC (the “Lessees”). We acquired these entities, whose primary assets are leasehold interests in 25 hotel properties we own and certain working capital assets and liabilities of those hotels, by issuing 1,427,142 limited partnership units of the Partnership, and assuming $1.6 million of working capital liabilities in excess of assets relating to Westboy LLC (“Westboy”), one of the Lessees. The Partnership then contributed the Lessees to Bellboy, Inc., a wholly owned subsidiary of the Partnership. Bellboy, Inc. has elected to be treated as a TRS.

BMC is owned by our Chairman and Chief Executive Officer, Robert W. Boykin (53.8%) and his brother, John E. Boykin (46.2%). Prior to the transaction, we owned 92.3% of the Partnership and BMC and its affiliates owned 7.3% of the Partnership. After the transaction, our ownership interest in the Partnership was reduced to 85.0% and the interests owned by BMC affiliates increased to 14.6%. All of our partners in the Partnership, including BMC and its affiliates, have the right to request that the Partnership buy their partnership interests by paying the market value of one of our common shares multiplied by the number of units they tender for redemption. At our election, we may substitute an equal number of our common shares instead of paying cash.

Management and Other Agreements with BMC:

Effective on January 1, 2002, we entered into new management agreements with BMC (the “BMC Management Agreements”) to operate 15 of the hotels we had previously leased to BMC. The BMC Management Agreements provide for BMC to be paid a base management fee of 3% of hotel revenues, as defined in the agreements, plus an incentive management fee of 13.5% of gross operating profit in excess of budget, as defined in the agreements, up to a maximum of an additional 1.125% of hotel revenues. The BMC Management Agreements have terms of three to nine years, but are cancelable by us without penalty upon 90 days notice.

We also entered into a development services agreement with BMC for one of the hotels we own and previously leased to BMC. Under the terms of this agreement, BMC will be paid a fee of 50% of the proceeds from the sale of the hotel in excess of our undepreciated cost of the hotel plus $39 million, up to a maximum fee of $3.5 million. As of September 30, 2001, a fee would be payable to BMC only for sales proceeds from the hotel in excess of approximately $66 million. The net book value of the hotel as of September 30, 2001, was $21.7 million, and it was recently appraised at $26.1 million.

As part of the transactions with BMC, we also amended our shareholder rights agreement dated as of May 25, 1999. Under this amendment, any of our shares that BMC or its affiliates acquire because of our right to issue common shares upon a tender of units described above would not count toward the 15% ownership threshold which triggers those shareholder rights. We also agreed in certain circumstances to register shares that BMC owns or acquires because of such a tender of units.

Hilton Management Agreement:

Westboy (one of the Lessees we acquired from BMC), leases ten Doubletree branded hotels from us. Westboy is party to an existing long-term management agreement with a subsidiary of Hilton Hotels Corporation (“Hilton”) to operate these hotels. This management agreement has a remaining term of ten years and Hilton has ten successive options to extend the term by five years each. Except with respect to the three Doubletree hotels located in the state of Washington, the agreement with Hilton may not be terminated without penalty. This management agreement provides for Hilton to be paid a base management fee of 3% of hotel revenues, as defined in the agreement, plus an incentive management fee (the “Hilton Incentive Fee”) of 15% to 25% of gross operating profit, as defined in the agreement.

The payment of the Hilton Incentive Fee is deferred to the extent certain cash flow levels defined in the agreement are not achieved. The total Hilton Incentive Fees deferred may not exceed $6 million. Therefore, any Hilton Incentive Fees that would otherwise have been deferred are instead eliminated after the Hilton Incentive Fee deferral has reached $6 million. The Hilton Incentive Fee payable by Westboy was $4.9 million and $3.0 million for the year ended December 31, 2000, and the nine months ended September 30, 2001, respectively, of which $2.4 million and $3.0 million respectively was deferred. At September 30, 2001, the deferred Hilton Incentive Fee payable by Westboy equaled the maximum $6 million. We do not expect Hilton to earn additional Hilton Incentive Fees for the fourth quarter of 2001 or for the year ending December 31, 2002, nor do we expect to pay any previously deferred Hilton Incentive Fees, as we expect that the defined cash flow levels will not be achieved in these periods.

Evaluation of BMC Transactions by Our Board:

Because of our relationship with BMC and its owners, our Board of Directors established a special committee (the “Special Committee”), consisting only of independent directors, to evaluate and negotiate the transactions with BMC. In determining the amount of the consideration paid to BMC described above, the Special Committee considered, among other things, the profits we expect the Lessees and Westboy to earn, offset by the new management fees we expect to pay to BMC, and the income taxes we expect the TRS to pay. The Special Committee also took into account the benefits of expected operational efficiencies and the elimination of potential lease termination fees upon the sale of hotels. The Special Committee was advised by independent counsel and financial advisors, and received the opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. that the transactions with BMC are fair to us from a financial point of view. The Special Committee also received advice from the HVS International division of Hotel Appraisals LLC as to the prevailing terms and conditions of hotel management contracts.

ITEM 5. OTHER EVENTS

Meristar Transaction.

Termination / Assignment of Leases:

Effective on December 31, 2001, as the settlement of a dispute, we terminated percentage lease agreements with affiliates of Meristar for two hotel properties we own. These hotel properties were re-leased to subsidiaries of our TRS. A Meristar affiliate also assigned a percentage lease agreement for a third hotel property we own to a subsidiary of the TRS. We paid Meristar lease termination fees of approximately $0.4 million, which were offset against Meristar’s outstanding rent obligations.

Management and Other Agreements:

Effective on December 31, 2001, we entered into new management agreements (the “Meristar Management Agreements”) with Meristar to operate the three hotels previously leased to Meristar affiliates. The Meristar Management Agreements have terms of five to six years, but are cancelable by us without penalty upon 90 days notice.

As part of the transaction with Meristar, Meristar also assigned to us its 20% equity interest in the joint venture that owns the Kansas City Doubletree hotel, and certain personal property it owned at the Pink Shell Beach Resort.

We also entered into an agreement with Meristar to provide cooperative marketing and reservation services to our Pink Shell Beach Resort. That agreement has a term of one year.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)     Financial statements of businesses acquired: Audited financial statements of BMC as of and for the year ended December 31, 2000, and unaudited financial statements of BMC as of and for the nine months ended September 30, 2001 are incorporated by reference to our Form 10-K for the year ended December 31, 2000, and our Form 10-Q for the quarter ended September 30, 2001.

(b)     Pro forma income statements. (See pg. 8)

(c)     Exhibits

         23.1 Consent of Independent Public Accountants.

         99.1 Our press release dated January 14, 2002.

         99.2 MASTER CONTRIBUTION AGREEMENT dated as of December 31, 2001, by and among BOYKIN MANAGEMENT COMPANY LIMITED LIABILITY COMPANY, JABO LLC, BOYKIN LODGING COMPANY and BOYKIN HOTEL PROPERTIES, L.P.

         99.3 Form of HOTEL MANAGEMENT AGREEMENT dated as of the 1st day of January 2002, between Lessee, and Boykin Management Company Limited Liability Company.

         99.4 AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT dated as of December 31, 2001, between BOYKIN LODGING COMPANY and NATIONAL CITY BANK.

         99.5 REGISTRATION RIGHTS AGREEMENT dated as of December 31, 2001 by and between BOYKIN LODGING COMPANY and JABO LLC.

         99.6 SECOND AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF BOYKIN HOTEL PROPERTIES, L.P. dated as of January 1, 2002.

FORWARD LOOKING STATEMENTS

This Form 8-K contains statements that constitute forward-looking statements. For this purpose, any statements contained herein and in documents incorporated by reference herein that are not historical fact may be deemed to be forward-looking. Those statements appear in a number of places in this Form 8-K and the documents incorporated by reference herein and include statements regarding our intent, belief or current expectations or those of our directors or officers with respect to, among other things, our expectations about the long-term profitability of the TRS structure, the Hilton Incentive Fee obligations in future periods, and our future performance or anticipated financial results.

         You are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those in the forward-looking statement as a result of various factors. The factors that could cause actual results to differ materially from our expectations include, among other factors, financial performance, real estate conditions, execution of hotel acquisition or disposition programs, changes in local or national economic conditions and its impact on the occupancy of our hotels, changes in interest rates, changes in local or national supply and construction of new hotels, changes in profitability and margins and the financial condition of our lessees, and other similar variables. The information contained in this Form 8-K and in the documents incorporated by reference herein and our periodic filings with the Securities and Exchange Commission (“SEC”), which can be found on the SEC’s website at http://www.sec.gov, also identifies important factors that could cause such differences.

         With respect to any such forward-looking statement that includes a statement of its underlying assumptions or bases, we caution that, while we believe such assumptions or bases to be reasonable and have formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, we or our management express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOYKIN LODGING COMPANY

Date: January 14, 2002	By: /s/ Paul A. O’Neil

Paul A. O’Neil, Chief Financial Officer and Treasurer

Boykin Lodging Company
Pro Forma Financial Information

Our unaudited pro forma financial information set forth below is based on unaudited consolidated financial statements for the nine months ended September 30, 2001 and audited consolidated financial statements for the fiscal year ended December 31, 2000. The following financial information does not contain pro forma balance sheet information as the impact of these transactions would not have had a material impact on our consolidated balance sheet.

The pro forma financial information is presented as if the following had occurred as of January 1, 2000:

1.	Our acquisition of the Lessees from BMC;

2.	Our issuance of 1.4 million partnership units to a BMC subsidiary;

3.	Our entering into the BMC Management Agreements;

4.	The termination / assignment of the Meristar leases;

5.	Our entering into the Meristar Management Agreements and other Meristar transaction documents; and

6.	Our June 2001 termination of the percentage lease for a hotel in Chicago, Illinois owned by an unconsolidated joint venture, and a new taxable REIT subsidiary owned by that joint venture entering into a management contract with a BMC subsidiary.

Our unaudited pro forma financial statements do not purport to represent what our results of operations or financial condition would actually have been if these transactions had in fact occurred at the beginning of the periods presented, or to project our results of operations or financial condition for any future period.

Our unaudited pro forma financial statements are based upon available information and upon assumptions and estimates, some of which are set forth in the notes to the unaudited pro forma financial statements, that we believe are reasonable under the circumstances. The unaudited pro forma financial statements and accompanying notes should be read in conjunction with our financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our filings with the SEC.

Boykin Lodging Company
Pro Forma Condensed Consolidated Statement of Income
For the Nine Months Ended September 30, 2001
(Unaudited, amounts in thousands except for per share data)

				Historical
		Historical		Meristar Leases
		BMC Lessees		Terminated/
	Historical	Acquired		Assigned	Adjustments		Pro Forma

Revenues:	(A)	(B)		(C)

Hotel revenues:

Room revenue	$3,405	$112,640		$16,365	$—		$132,410

Food and beverage revenue	1,483	50,347		3,347	—		55,177

Other revenue	233	10,710		1,046	—		11,989

Percentage lease revenue	49,989	—		—	(46,004	)(D)	3,985

Interest and other income	1,224	167		—	—		1,391

Total revenue	56,334	173,864		20,758	(46,004)		204,952

Expenses:

Hotel operating expenses:

Rooms	863	28,511		3,916	(157	)(G)	33,133

Food and beverage	981	35,670		2,518	—		39,169

Other	127	5,987		592	—		6,706

General and administrative	627	17,762		1,823	—		20,212

Marketing and franchise costs	551	16,739		2,089	—		19,379

Utilities and maintenance	749	14,615		1,869	—		17,233

Management fees to related party	154	—		—	2,859	(E)	3,013

Management fees to third parties	—	2,411		—	259	(E)	2,670

Deferred incentive management fees	—	2,996	(F)	—	—		2,996

Percentage lease expense	—	48,937		5,399	(54,336	)(D)	—

Property taxes, insurance and other	8,173	—		2,217	—		10,390

Depreciation and amortization	21,055	—		—	—		21,055

Corporate general and administrative	4,447	—		—	—		4,447

Interest expense	16,691	—		—	—		16,691

Amortization of deferred financing costs	904	—		—	—		904

Total expenses	55,322	173,628		20,423	(51,375)		197,998

Equity in income of unconsolidated joint ventures	732	—		—	(334	)(H)	398

Income before gain on sale of assets, minority interest, and one-time effect of change in accounting principle	1,744	236		335	5,037		7,352

Gain on sale of assets	240	—		—	—		240

Minority interest in joint ventures	356	—		—	—		356

Minority interest in operating partnership	46	—		—	(1,254	)(I)	(1,208)

Income before one-time effect of change in accounting principle	$2,386	$236		$335	$3,783		$6,740

Earnings per share before one-time effect of change in accounting principle:

Basic	$0.14						$0.39

Diluted	$0.14						$0.39

Weighted average number of common shares outstanding:

Basic	17,171						17,171

Diluted	17,229						17,229

Boykin Lodging Company
Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2000
(Unaudited, amounts in thousands except for per share data)

				Historical
		Historical		Meristar Leases
		BMC Lessees		Terminated/
	Historical	Acquired		Assigned	Adjustments		Pro Forma

Revenues:	(A)	(B)		(C)

Hotel revenues:

Room revenue	$4,497	$145,961		$20,861	$—		$171,319

Food and beverage revenue	1,890	70,212		5,432	—		77,534

Other revenue	348	14,686		1,521	—		16,555

Percentage lease revenue	85,854	—		—	(73,251	)(D)	12,603

Interest and other income	1,162	403		—	—		1,565

Total revenue	93,751	231,262		27,814	(73,251)		279,576

Expenses:

Hotel operating expenses:

Rooms	1,200	36,518		5,426	(186	)(G)	42,958

Food and beverage	1,393	48,989		3,952	—		54,334

Other	184	7,907		885	—		8,976

General and administrative	810	22,011		2,583	—		25,404

Marketing and franchise costs	729	20,034		2,971	—		23,734

Utilities and maintenance	903	19,596		2,353	—		22,852

Management fees to related party	202	—		—	3,874	(E)	4,076

Management fees to third parties	—	5,703		—	348	(E)	6,051

Deferred incentive management fees	—	2,411	(F)	—	—		2,411

Percentage lease expense	—	66,467		6,784	(73,251	)(D)	—

Property taxes, insurance and other	10,714	—		2,678	—		13,392

Depreciation and amortization	30,374	—		—	—		30,374

Corporate general and administrative	5,849	—		—	—		5,849

Interest expense	24,291	—		—	—		24,291

Amortization of deferred financing costs	1,242	—		—	—		1,242

Gain on property insurance recovery	(407)	—		—	—		(407)

Unrealized loss on carrying value of assets held for sale	7,000	—		—	—		7,000

Total expenses	84,484	229,636		27,632	(69,215)		272,537

Equity in income of unconsolidated joint ventures	68	—		—	509	(H)	577

Income before minority interest and extraordinary item	9,335	1,626		182	(3,527)		7,616

Minority interest in joint ventures	(534)	—		—	—		(534)

Minority interest in operating partnership	(385)	—		—	(693	)(I)	(1,078)

Income before extraordinary item	$8,416	$1,626		$182	$(4,220)		$6,004

Earnings per share before extraordinary item:

Basic	$0.49						$0.35

Diluted	$0.49						$0.35

Weighted average number of common shares outstanding:

Basic	17,137						17,137

Diluted	17,305						17,305

Boykin Lodging Company
Notes to Pro Forma Condensed Consolidated Statements of Income
(Unaudited, dollars in thousands except for per share data)

(A)	Represents our historical statements of income for the periods presented.

(B)	Represents the historical statements of income of the BMC Lessees acquired for the periods presented.

(C)	Represents the historical statements of income of the Meristar leases terminated/assigned for the periods presented.

(D)	Represents pro forma adjustments to our, the BMC Lessees’ and the Meristar leases’ historical statements of income to reflect the elimination of the percentage lease revenue and expense, respectively, between us and these lessees. The difference of $8,332 between the percentage lease revenue recorded by us and the percentage lease expense recorded by the lessees for the nine months ended September 30, 2001, is primarily due to our revenue recognition on an interim basis in accordance with the SEC Staff Accounting Bulletin (“SAB”) No. 101 “Revenue Recognition in Financial Statements.” Under the provisions of SAB No. 101, a portion of our percentage lease revenue is deferred in the first nine months and is recognized in the last three months, whereas the lessees record the greater percentage lease expense in accordance with the applicable percentage lease agreements, as defined. On a pro forma basis, our fourth quarter income from operations would be significantly less than historical amounts due to our historically recognizing a significant amount of deferred rent as income in the fourth quarter. Refer to Note (J) for a comparison of historical FFO to pro forma FFO for the nine months ended September 30, 2001, which eliminates the effect of deferred rent on a consistent basis to the historical and pro forma operating results. This inconsistency in revenue recognition in interim periods caused by SAB No. 101 does not affect the annual financial statements for the year ended December 31, 2000.

(E)	Represents pro forma adjustments to reflect the management fees payable under the BMC Management Agreements and the Meristar Management Agreements during the periods presented. The management fees payable under the BMC Management Agreements have been calculated on a pro forma basis by multiplying the historical hotel revenues by the base management fee of 3%, plus an incentive management fee of 13.5% of the historical gross operating profit in excess of budget up to a maximum of an additional 1.125% of hotel revenues. The management fees payable under the Meristar Management Agreements have been calculated on a pro forma basis by multiplying the historical hotel revenues by 1.25%. These discounted management fees were agreed to with Meristar as part of the settlement of a dispute.

(F)	As noted above, we do not expect to owe a Hilton Incentive Fee for the fourth quarter of 2001, or for 2002, because the $6 million maximum deferred limit was reached at September 30, 2001. Our transactions with BMC were based upon this significant expectation of lower Westboy expenses and, therefore, higher Westboy income. If the maximum $6 million deferral had been reached prior to the pro forma periods presented, Westboy’s historical management fee expense to Hilton would have decreased by $3.0 million and $2.4 million for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively, thereby increasing pro forma earnings per diluted share by $0.14 and $0.11, respectively.

(G)	Represents pro forma adjustments related to savings for the cooperative marketing and reservation services agreement at the Pink Shell Beach Resort compared to historical expenses.

(H)	Adjustment to reflect the June 2001 termination of the percentage lease for a hotel in Chicago Illinois, owned by an unconsolidated joint venture, the re-leasing of that hotel to a new taxable REIT subsidiary owned by that joint venture, and that taxable REIT subsidiary entering into a management contract with a BMC subsidiary.

(I)	Represents the pro forma adjustment to minority interest expense of the effect of our issuance of 1.4 million partnership units to a BMC subsidiary.

(J)	FFO:

         The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in October 1999 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties and extraordinary items, plus real estate related depreciation and amortization, and after comparable adjustments for our portion of these items related to unconsolidated entities and joint ventures. We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with another indication of the ability of a company to incur and service debt, to make capital expenditures and to fund other cash needs.

         We compute FFO in accordance with the NAREIT White Paper except that, on an interim basis only, we add back deferred rent under SAB  No. 101, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. FFO may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties. The following is a reconciliation between net income and FFO for the historical and pro forma nine months ended September 30, 2001 and year ended December 31, 2000, respectively (in thousands):

	Historical Nine	Pro Forma Nine	Historical	Pro Forma
	Months Ended	Months Ended	Year Ended	Year Ended
	September 30,	September 30,	December 31,	December 31,
	2001	2001	2000	2000

Income before one-time effect of change in accounting principle and extraordinary item	$2,386	$6,740	$8,416	$6,004

Deferred rent	8,776	967	—	—

Real estate related depreciation and amortization	21,055	21,055	30,374	30,374

Minority interest	(402)	852	919	1,612

Gain on property insurance recovery	—	—	(407)	(407)

Unrealized loss on carrying value of assets held for disposition	—	—	7,000	7,000

Gain on sale of assets	(240)	(240)	—	—

Equity in income of unconsolidated joint ventures	(732)	(398)	(68)	(577)

FFO adjustment related to joint ventures	1,690	1,357	(229)	280

Funds from operations	$32,533	$30,333	$46,005	$44,286

Weighted average number of common shares and units outstanding:

Basic	18,462	19,889	18,428	19,855

Diluted	18,521	19,948	18,596	20,023